1. Name and Address of Reporting Person
   Barna, Peter
   Crompton Corporation
   199 Benson Road
   Middlebury, CT 06749
   USA
2. Issuer Name and Ticker or Trading Symbol
   Crompton Corporation
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior V.P. and CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               12611          D
Common Stock                    12/31/2002            J <F1>    554         A   $0.0000    26218.69       I           LTIP TRUST
                                                                                                                      (1TA)
Common Stock                    12/31/2002            J <F2>    1308.842    A   $0.0000    57909.8296     I           ESOP TRUST
Common Stock                    12/31/2002            J <F3>    2943        A   $0.0000    140520.47      I           LTIP TRUST
                                                                                                                      1988
Common Stock                    12/31/2002            J <F4>    132         A   $0.0000    5132           I           BEP Trust

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
NQ Stock    $7.25                                                     11/21/2012 Common                      36207   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $7.92                                                     11/22/2011 Common                      47374   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.1562                                                   11/30/2010 Common                      75000   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.3437                                                   11/19/2009 Common                      188015  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $13                                                       11/18/2005 Common                      6558    D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.3438                                                  11/14/2008 Common                      40000   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.5                                                     09/21/2006 Common                      72244   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.625                                                   11/19/2004 Common                      5105    D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $18.3125 12/31/2         J <F5>          5386  08/04/1999 11/16/2001 Common  5386     $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
NQ Stock    $19.1875 12/31/2         J <F5>          3750  08/04/1999 11/21/2002 Common  3750     $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
NQ Stock    $19.3125                                                  11/20/2003 Common                      3048    D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $26.4063                                                  11/07/2007 Common                      20000   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $16875                                                    11/16/2006 Common                      13927   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.25                                                     10/22/2012 Common                      13793   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.92                                                     10/23/2011 Common                      12626   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $8.3437                                                   10/19/2009 Common                      11985   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $13                                                       10/18/2005 Common                      8442    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.5                                                     08/21/2006 Common                      27756   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $16.875                                                   10/16/2006 Common                      6073    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $18.3125 12/31/2         J <F5>          5460  08/04/1999 10/16/2001 Common  5460     $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
ISO Stock   $19.1875 12/31/2         J <F5>          3750  08/04/1999 10/21/2002 Common  3750     $0.0000    0       D
Option               002                                                         Stock
(Right to
Buy)
ISO Stock   $19.3125                                                  10/20/2003 Common                      5952    D
Option                                                                           Stock
(Right to
Buy)

Explanation of Responses:

<F1>
These shares were acquired during the fiscal year pursuant to the 1988 Long Term Incentive Plan and through reinvestment of dividends paid on the shares in this fund.
<F2>
These shares were acquired during the fiscal year pursuant to the Registrant's ESOP Plan and through reinvestment of dividends paid on the shares in this fund.
<F3>
These shares were acquired during the fiscal year pursuant to the 1988 Long Term Incentive Plan and through reinvestment of dividends paid on the shares in this fund.
<F4>
These shares were acquired during the fiscal year pursuant to the Rabbi Trust Plan and through reinvestments of dividends paid on the shares in this fund.
<F5>
Expired by its term without exercise or payment.

SIGNATURE OF REPORTING PERSON
/s/ Peter Barna

DATE
01/22/2003